Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES THIRD QUARTER 2022 RESULTS

HOUSTON, October 27, 2022 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”) today reported operational and financial results for the third quarter of 2022.

Results for the third quarter of 2022 included:

•
Revenue of $88.1 million for the third quarter of 2022, a decrease of $5.8 million from the second quarter of 2022 driven by unfavorable foreign exchange rate impacts, supply chain delays in downhole tools and reduced leasing revenues in subsea service;
•
Net income of $15.2 million, or $0.45 earnings per share, an increase of $20.8 million, or $0.61 per share compared to the second quarter of 2022, due to the gain on sale of the Houston forge facility, lower income taxes, and lower restructuring costs in the period;
•
Generated adjusted EBITDA of $7.0 million, or 8.0% of revenue, a decrease of $2.3 million from the second quarter of 2022;
•
Cash and short-term investments ended the third quarter at $315.6 million. Third quarter net cash provided by operating activities of $1.0 million and free cash flow of negative $9.2 million, inclusive of $10.3 million of capital expenditures;
•
Closed on the sale of the Houston forge facility during the third quarter of 2022 driving a net gain on sale of $17.3 million;
•
Booked $75.0 million of gross new orders during the third quarter of 2022. Net of $13.3 million of cancellations and adjustments, bookings were $61.7 million;
•
Repurchased $11.1 million of shares at an average price of $24.35 during the third quarter of 2022. Year-to-date repurchases through the third quarter of 2022 total approximately $21 million; and
•
Received upgraded MSCI ESG rating of an “A” in the quarter.

Jeff Bird, Dril-Quip’s President and Chief Executive Officer, commented, “Gross bookings in the quarter were $75.0 million reflecting the ongoing upcycle in the offshore market, but we were negatively impacted by a large project cancellation in the period. The geographies of Brazil, Saudi Arabia and Norway are continued bright spots for the Company and we are focusing additional resources there to capitalize in 2023 and beyond. We experienced foreign exchange rate headwinds in the period which when coupled with supply chain delays in our downhole tool business, caused us to be slightly lower than our revenue expectations for the quarter.

“The benefits of our new product-line focused teams continue to emerge as we are evaluating our 2023 strategies and key priorities. Our product line leadership is focused on our customer and supplier partnerships, eliminating excess costs, and improving operational efficiency and profitability. We also continue to progress on our footprint rationalization plan, with the sale of the Houston forge facility closing in the third quarter netting $17.3 million in proceeds. We continue to anticipate reaching agreements on the two remaining properties by year-end. For the remaining two properties for sale, we expect the combined net proceeds to be in the $20 to $30 million range. We used approximately $3.7 million of the third quarter sale proceeds to fund a portion of the manufacturing investment for our subsea wellhead product line. This will ultimately lower costs and improve productivity upon installation in late 2023. There is approximately $18 million remaining on that investment authorization.

“Additionally, I am proud to announce that Dril-Quip received an upgraded ESG rating by MSCI, Inc. of an “A” this quarter. This evidences our commitment to reduction in our greenhouse gas emissions. Tangible progress was also made in the third quarter with the conversion of our Singapore facilities to solar power. We are committed to continuously improving our ESG reporting and the identification of meaningful steps we can take to reduce our global emissions.

“As we look to the conclusion of this year, we now expect our full year bookings to grow 15% to 20% compared to 2021, due to the two customer project cancellations in the second and third quarters. Incremental adjusted EBITDA margins are expected to be in the 30% - 40% range for the full year 2022. We are also revising our free cash flow margin target to be break-even for the full year 2022, due to increased working capital investment in stocking programs to secure forging supplies.

“As we look forward to 2023, leading indicators such as tender volume and average quote value have recovered to pre-pandemic levels. We are well positioned to capitalize on what is clearly a constructive offshore market and believe the order trends will continue to accelerate into next year. This will be led by activity growth in markets such as Brazil, Middle East and the North Sea across all our product and service lines. We believe that the strategic moves related to the organization, footprint, and investment in manufacturing this year, and those we are currently targeting, will serve to benefit the company in years to come. We look forward to updating investors on our 2023 outlook and updates to our strategic initiatives for further improved profitability on our year-end earnings conference call in February 2023.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Third Quarter 2022 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the third quarter of 2022 was $88.1 million, down $5.8 million from the second quarter of 2022 and up $5.1 million compared to the third quarter of 2021. The sequential decrease was primarily a result of lower product sales in downhole tools due to supply chain impacts and foreign exchange rate impacts. Service revenues in subsea also decreased due to lower rental tool utilization due to the completion of certain customer projects. The increase in revenue year-over-year was driven by higher subsea product sales volumes primarily in Asia-Pacific and Europe. This was partially offset by decreased downhole tools product revenues.

Cost of sales for the third quarter of 2022 was $65.7 million, a decrease of $4.0 million from the second quarter of 2022 and an increase of $2.9 million compared to the prior year. Gross operating margin for the third quarter of 2022 was 25.4%, a slight decrease from 25.9% in the second quarter of 2022 and an increase from 24.3% in the third quarter of 2021. The improvement in gross margins year-over-year is primarily attributed to increased absorption of fixed costs and favorable revenue mix.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2022 were $22.4 million, essentially flat compared to the second quarter of 2022 and a decrease of $2.8 million compared to the third quarter of 2021. The year-over-year decrease in SG&A is primarily attributable to lower legal expenses in connection with the FMC Technologies, Inc. lawsuit and decreased administrative costs associated with the importation tax settlement under the Brazilian tax amnesty program. Engineering and product development expenses were down $0.1 million sequentially and down $0.9 million year-over-year due to lower research and development expenses as a result of the completion of investments in certain strategic projects. We are in the process of reprioritizing new research and development initiatives.

Net Income, Adjusted EBITDA and Free Cash Flow

For the third quarter of 2022, the Company reported net income of $15.2 million, or $0.45 earnings per share. Adjusted EBITDA totaled $7.0 million for the third quarter of 2022 compared to $9.3 million for the second quarter 2022. The decline in adjusted EBITDA sequentially can be attributed to decreased revenues across all product lines and subsea services. Adjusted EBITDA for the third quarter of 2022 was up $3.1 million compared to the third quarter of 2021. The increase in adjusted EBITDA year-over-year can be mostly attributed to increased revenues and reductions in administrative and engineering expense.

Net cash provided by operations was $1.0 million and free cash flow was a negative $9.2 million for the third quarter of 2022. Capital expenditures in the third quarter of 2022 were approximately $10.3 million, up approximately $8.9 million compared to the second quarter of 2022 due to investments in manufacturing equipment.

Share Repurchases

For the three-month period ended September 30, 2022, the Company purchased 457,467 shares under its share repurchase plan at an average price of $24.35 per share, totaling $11.1 million, and retired such shares. As of September 30, 2022, the company year-to-date has purchased 888,197 shares at an average price of $23.41 per share, totaling $20.8 million and retired such shares. The Company has approximately $103 million remaining of the current authorization by the Board of Directors. The Company continues to evaluate the amount and timing of its share repurchases as part of the Company’s overall capital allocation strategy.

About Dril-Quip

Dril-Quip is a developer, manufacturer and provider of highly engineered equipment, service and innovative technologies for use in the energy industry.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the ongoing COVID-19 pandemic, the effects of actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors and suppliers, in response to the COVID-19 pandemic, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the impact of general economic conditions, including inflation, on economic activity and on our operations, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, stock-based compensation, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Erin Fazio, Director of Corporate Development, Investor Relations & FP&A

(713) 939-7711

Erin_Fazio@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(In thousands, except per share data)
Revenues:
Products	$58,508	$61,979	$53,622
Services	20,443	19,596	19,560
Leasing	9,190	12,403	9,815
Total revenues	88,141	93,978	82,997
Costs and expenses:
Cost of sales	65,710	69,663	62,834
Selling, general and administrative	22,431	22,498	25,265
Engineering and product development	2,645	2,720	3,510
Restructuring and other charges	2,180	5,765	-
Gain on sale of property, plant and equipment	(17,276)	(380)	(13)
Foreign currency transaction gains	(1,901)	(2,419)	(1,663)
Total costs and expenses	73,789	97,847	89,933
Operating income (loss)	14,352	(3,869)	(6,936)
Interest income	379	573	188
Interest expense	(131)	(99)	(94)
Income tas provision (benefit)	(610)	2,175	4,301
Net income (loss)	$15,210	$(5,570)	$(11,143)
Income (Loss) per share
Basic	$0.45	$(0.16)	$(0.31)
Diluted	$0.44	$(0.16)	$(0.31)
Depreciation and amortization	$7,123	$7,670	$7,899
Capital expenditures	$10,283	$1,363	$2,303
Weighted Average Shares Outstanding
Basic	33,948	34,476	35,387
Diluted	34,232	34,476	35,387

ril-Quip, Inc. Comparative Condensed Consolidated Income Statement (Unaudited) Three months ended September 30, 2022 June 30, 2022 September 30, 2021 (In thousands, except per share data) Revenues: Products $58,508 $61,979 $53,622 Services 20,443 19,596 19,560 Leasing 9,190 12,403 9,815 Total revenues 88,141 93,978 82,997 Costs and expenses: Cost of sales 65,710 69,663 62,834 Selling, general and administrative 22,431 22,498 25,265 Engineering and product development 2,645 2,720 3,510 Restructuring and other charges 2,180 5,765 - Gain on sale of property, plant and equipment (17,276) (380) (13) Foreign currency transaction gains (1,901) (2,419) (1,663) Total costs and expenses 73,789 97,847 89,933 Operating income (loss) 14,352 (3,869) (6,936) Interest income 379 573 188 Interest expense (131) (99) (94) Income tax provision (benefit) (610) 2,175 4,301 Net income (loss) $15,210 $(5,570) $(11,143) Income (Loss) per share Basic $0.45 $(0.16) $(0.31) Diluted $0.44 $(0.16) $(0.31) Depreciation and amortization $7,123 $7,670 $7,899 Capital expenditures $10,283 $1,363 $2,303 Weighted Average Shares Outstanding Basic 33,948 34,476 35,387 Diluted 34,232 34,476 35,387

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2022	December 31, 2021
	(In thousands)
Assets:
Cash and cash equivalents	$290,279	$355,451
Short-term investments	25,287	-
Other current assets	430,192	390,098
PP&E, net	181,359	216,200
Other assets	43,407	48,677
Total assets	$970,524	$1,010,426
Liabilities and Equity:
Current liabilities	$89,287	$93,663
Deferred Income taxes	3,918	3,925
Other long-term liabilities	12,482	15,730
Total liabilities	105,687	113,318
Total stockholders equity	864,837	897,108
Total liabilities and equity	$970,524	$1,010,426

ril-Quip, Inc. Comparative Condensed Consolidated Balance Sheets (Unaudited) September 30, 2022 December 31, 2021 (In thousands) Assets: Cash and cash equivalents $290,279 $355,451 Short-term investments 25,287 - Other current assets 430,192 390,098 PP&E, net 181,359 216,200 Other assets 43,407 48,677 Total assets $970,524 $1,010,426 Liabilities and Equity: Current liabilities $89,287 $93,663 Deferred Income taxes 3,918 3,925 Other long-term liabilities 12,482 15,730 Total liabilities 105,687 113,318 Total stockholders equity 864,837 897,108 Total liabilities and equity $970,524 $1,010,426

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share and Adjusted Diluted Earnings (Loss) per Share

Adjusted Net Income (Loss) and EPS:	Three months ended
	September 30, 2022		June 30, 2022		September 30, 2021
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net income (loss)	$15,210	$0.44	$(5,570)	$(0.16)	$(11,143)	$(0.31)
Adjustments (after tax):
Reverse the effect of foreign currency transaction gains	(1,502)	(0.04)	(1,911)	(0.06)	(1,314)	(0.04)
Restructuring and other costs, including severance	1,722	0.05	4,554	0.13	-	-
Gain on sale of property, plant and equipment	(13,648)	(0.40)	(300)	(0.01)	(10)	-
Adjusted net income (loss)	$1,782	$0.05	$(3,227)	$(0.10)	$(12,467)	$(0.35)

Dril-Quip, Inc. Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share and Adjusted Diluted Earnings (Loss) per Share Adjusted Net Income (Loss) and EPS: Three months ended September 30, 2022 June 30, 2022 September 30,2021 Effect on net income (loss) (after-tax) Impact on diluted earnings (loss) per share Effect on net income (loss) (after-tax) Impact on diluted earnings (loss) per share Effect on net income (loss) (after-tax) Impact on diluted earnings (loss) per share (In thousands, except per share amounts) Net income (loss) $15,210 $0.44 $(5,570) $(0.16) $(11,143) $(0.31) Adjustments (after tax): Reverse the effect of foreign currency transaction gains (1,502) (0.04) (1,911) (0.06) (1,314) (0.04) Restructuring and other costs, including severance 1,722 0.05 4,554 0.13 - - Gain on sale of property, plant and equipment (13,648) (0.40) (300) (0.01) (10) - Adjusted net income (loss) $1,782 $0.05 $(3,227) $(0.10) $(12,467) $(0.35)

Dril-Quip, Inc.

Reconciliation of Net (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	September 30, 2022	June 30, 2022	September 30, 2021

	(In thousands)
Net Income (loss)	$15,210	$(5,570)	$(11,143)
Add:
Interest (income) expense, net	(248)	(474)	(94)
Income tax provision (benefit)	(610)	2,175	4,301
Depreciation and amortization expense	7,123	7,670	7,899
Restructuring and other costs, including severance	2,180	5,765	1,400
Gain on sale of property, plant and equipment	(17,276)	(380)	(13)
Foreign currency transaction gains	(1,901)	(2,419)	(1,663)
Stock compensation expense	2,569	2,573	3,276
Adjusted EBITDA	$7,047	$9,340	$3,963

Dril-Quip, Inc. Reconciliation of Net Income (Loss) to Adjusted EBITDA Adjusted EBITDA: Three months ended September 30, 2022 June 30, 2022 September 30, 2021 (In thousands) Net income (loss) $15,210 $(5,570) $(11,143) Add: Interest (income) expense, net (248) (474) (94) Income tax provision (benefit) (610) 2,175 4,301 Depreciation and amortization expense 7,123 7,670 7,899 Restructuring and other costs, including severance 2,180 5,765 1,400 Gain on sale of property, plant and equipment (17,276) (380) (13) Foreign currency transaction gains (1,901) (2,419) (1,663) Stock compensation expense 2,569 2,573 3,276 Adjusted EBITDA $7,047 $9,340 $3,963

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Cash Flow

Free Cash Flow:	Three months ended
	September 30, 2022	June 30, 2022	September 30, 2021

	(In thousands)
Net cash provided (used) by operating activities	$1,042	$(9,281)	$9,323
Less:
Purchase of property, plant and equipment	(10,283)	(1,363)	(2,303)
Free cash flow	$(9,241)	$(10,644)	$7,020

Dril-Quip, Inc. Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow Free Cash Flow: Three months ended September 30, 2022 June 30, 2022 September 30, 2021 (In thousands) Net cash provided (used) by operating activities $1,042 $(9,281) $9,323 Less: Purchase of property, plant and equipment (10,283) (1,363) (2,303) Free cash flow $(9,241) $(10,644) $7,020